Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 122 to Registration Statement No. 002-84776 on Form N-1A of our report dated January 20, 2012, relating to the financial statements and financial highlights of Fidelity Advisor Stock Selector Mid Cap Fund, a fund of Fidelity Advisor Series I, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series I for the year ended November 30, 2011, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

April 3, 2012